Exhibit 99.1

SURGE GLOBAL PLANS ON DRILLING FIRST WELL ON ACREAGE LEASED IN CRANE COUNTY, TEXAS

SOLANA BEACH, Calif., November 10, 2008 (GLOBE NEWSWIRE) -- Surge Global Energy, Inc.  (SRGG.OB)  is pleased to announce that its wholly owned subsidiary, Surge Energy Resources, Inc., has concluded leasing approximately 640 acres in Crane County, Texas at a cost of about $140,000.  Surge plans on drilling its first oil & gas discovery well on those leases within the next 30 days at a drilling cost of approximately $450,000. The Surge Texas Prospect was leased in conjunction with Stephen Hamilton, whose late father J. Marvin Hamilton discovered the nearby Costa field which generated over $100 million in gross oil & gas income at today’s prices from 30 wells.

The Surge Texas Prospect is situated in southwest Crane County, Texas, about 50 miles south of Odessa, Texas. The acreage acquired has five potential pay zones, Upper Clearfork, Clearfork, Tubb, Wolfcamp and Devonian zones and is on a strategraphic high similar to the neighboring Costa Field. The Prospect is located 1 mile southwest of the prolific Costa field and will target the same shallow 3300 ft. Upper Clearfork and 4000 ft Tubb producing horizons primarily.  These zones produced 22.3 billion cubic feet of gas (22.3 BCF) and 583,000 barrels of oil in the Costa Field to date.  Similar reserves are projected over the Surge Texas Prospect area based on available geologic information and related estimates.  James Marvin Hamilton discovered the Costa Field in 1980 when drilling the Costa Resources #1 Adams based on subsurface geology. The late Mr. Hamilton’s maps and geological information generated the Surge Texas Prospect and other geologists have confirmed his subsurface geology.  Both the Costa Field & the Surge Texas Prospect are along the west side of the giant Sand Hills & Abell Field trend.  The Sand Hills Field has produced 282 MBO and 2.3 TCF of gas and the Abell Field has produced 61 MBO and 154 BCF of gas to date from all zones.

The Primary objective of the Surge Texas prospect is the Upper Clearfork and should be encountered around 3300 feet.  Upper Clearfork produces when upper dolomitic porosity development in higher energy near shore Carbonate facies terminate updip on structural closures or ridges.  Structure at the top of Upper Clearfork demonstrates the Prospect is on a separate structural closure southwest of the Costa Field.  Structural Cross maps portray this structural closure and porosity development in Upper Clearfork.   The Texaco # 1 Eudaly in Section 24 offsetting the prospect recorded sample shows in the Upper Clearfork, Clearfork and Tubb formations, which suggests Surge’s proposed well is near a structural closure as mapped and looks stratigraphically similar to the Shenandoah Reynolds # 1 located on the flank of the Costa Field.

The structure top of the Tubb zone also indicates a structural closure over the prospect acreage.  The Tubb produces from a regional porosity zone when trapped over a structural closure as in the Costa Field.  The Tubb provides an excellent secondary objective for the prospect.  Other porosity zones in the Clearfork and deeper Wichita Albany produce in the area and could be found productive over the Prospect.  The Clements Energy #1 Ball drilled to 5820 encountering Fusselman below the Unconformity and also produced 83 MMCFG from a Wolfcamp horizon at 5300 feet.  The Prospect location could easily encounter production in the Fusselman updip from this well and commercial porosity development in the Wolfcamp. Therefore the Surge #1 well will be drilled 1567 feet from the South line and 467 feet from the West Line of Section 24 Block 3 of the H&TC RR Survey to a total depth of 5,500 feet to test all five potential pay zones.

We can provide no assurances that our anticipated drilling operations proposed herein will be commercially successful.

ABOUT SURGE

Surge is engaged in the acquisition of crude oil and natural gas properties in the United States and Canada. Surge also seeks investment in developing oil and natural gas projects and companies engaged in alternative fuel technologies.

Surge is committed to the creation of a diversified portfolio of oil and natural gas producing properties. Surge will maximize shareholder value by targeting low and medium risk projects that create meaningful reserves, production and cash flow. Energy investments include companies developing alternative fuel technologies.

Surge recently acquired leases in Green Valley, Nevada, on which it plans to drill for oil and a convertible Note and common stock in 11 Good Energy, Inc., developer of G2 Diesel, a next generation bio-diesel fuel.  Surge owns significant stock positions in two development stage oil sands companies with substantial proven reserves, one private, Andora Energy Corporation, and one public, North Peace Energy Corp. (CDNX:NPE.V - News), which is listed on the TSX Venture Exchange. Surge has approximately 31.5 million shares of common stock outstanding and 38 million shares fully diluted.  Surge has no short or long term debt.

For more information on Surge please visit our website at: www.surgeglobalenergy.com

Forward-Looking Statements

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date.  We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.  You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC.  In particular, you should read our most recent Exchange Act Reports on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-KSB and the risk factors contained therein.

Contact

                   Surge Global Energy, Inc.
                   E.  Jamie Schloss, CEO
                   858-720-9900
                   Surgeglobalshare@aol.com

                    Ken Wasserman
                    Safe Harbor Communications, LLC
                    212-966-8663
                    safeharborcommunications@gmail.com